Exhibit 99.1

Armstrong World Industries Closes Sale of Cabinets Business

LANCASTER, PA, Nov. 1, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) has closed the previously announced sale of its cabinets business to American Industrial Partners (AIP) effective, October 31, 2012. The cabinets business had sales of $136 million in 2011 and has approximately 750 employees.

“Exiting our cabinets business supports our strategy to focus on our core businesses – flooring and ceilings – around the world. This was the right decision for us.” said Armstrong CEO Matt Espe. “We thank the employees for their commitment over the years, and we wish them and the new owners great success as they work to build on a strong foundation of quality and service.”

Armstrong World Industries is no longer conducting business under the name Armstrong Cabinets Products. AIP will operate the cabinets business under the name ACProducts, Inc. ACProducts was granted a limited license to use certain Armstrong trademarks and operate under the Armstrong Cabinet Products trade name for two years. ACProducts will be honoring all warranty claims.

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Armstrong Contacts:

Investor Relations: Tom Waters, 717-396-6354

Media Relations: Jennifer Johnson, 1 (866) 321-6677 (US media)

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our expectations regarding the sale of our cabinets business. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2011, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.7 billion. Based in Lancaster, Pa., Armstrong operates 32 plants in eight countries and has approximately 8,500 employees worldwide. For more information, visit http://www.armstrong.com/.

About AIP

American Industrial Partners was founded in 1989 and is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets.